Exhibit 99.2

LINDBLAD EXPEDITIONS TO RESUME VOYAGES THIS SUMMER

New York, NY, March 30, 2021 – Lindblad Expeditions, the global provider of small ship expeditions cruises and adventure travel experiences, has announced that they plan to resume operations for the 2021 season in Alaska and Galápagos in June. In keeping with Lindblad’s focus on exploring remote places, they will return to nature in the pristine wildness of these two iconic destinations.

In making the announcement, Sven Lindblad, CEO of Lindblad Expeditions, reflected on the experiences of the past year, its impact on many, and how “we have always turned to nature, in times of collective stress and trauma, for the restoration of our spirits, believing in what Thoreau called the healing “tonic of wildness.”

“Our internal team has spent the last year examining every single aspect of our operation to be prepared to operate in the ‘new normal.’ Led by our resident medical expert, Dr. David Lorber, we have enlisted the assistance of many health and safety experts and met with authorities in the regions we intend to explore to ensure we are welcome and meet or exceed their expectations. We will also require that all guests 16 years of age and over be vaccinated prior to travelling onboard,” he stated.

A complete list of health and safety protocols are listed here. Key components include: two negative COVID-19 tests, daily guest temperature checks, and thorough sanitation protocols. From start to finish, guests will travel exclusively with their expedition community, all equally tested.

In resuming travel to Alaska, Lindblad intends to head deep into the wide-open spaces, into the far reaches of her straits and waterways—to where bears, glaciers, eagles and whales will be guests’ only ‘companions.’ They will begin the season with 6 and 8-day itineraries aboard their 100-guest sisters ships National Geographic Quest and National Geographic Venture, with the first departures June 5th and June 6th.

Similarly, guests will explore the remoteness of the Galápagos archipelago to visit volcanic isles inhabited by some of the most charismatic wildlife on earth on a 10-day itinerary set aboard the 96-guest National Geographic Endeavour ll. The first Galápagos departure is set for June 4th.

Guests will return to an exhilarating expedition experience they have come to know and love. They will search for wildlife, revel in the wonders of the natural world, and explore the legendary Alaska and Galápagos archipelago landscapes under the guidance of our amazing expedition team.

For reservations or additional information on Lindblad Expeditions voyages to some of the most beautiful and fascinating places on Earth, visit www.expeditions.com, call 1-800-EXPEDITION (1-800-397-3348) or contact your travel advisor. Find us on Facebook, Twitter, Instagram, YouTube and Pinterest.

About Lindblad Expeditions

Lindblad Expeditions is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path and DuVine Cycling and Adventure.

Lindblad works in partnership with National Geographic on its ship-based voyages to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. As pioneers of global exploration, their collaboration in research, technology and conservation provides extraordinary travel experiences and disseminates geographic knowledge globally.

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Contact: Patty Disken-Cahill, Lindblad Expeditions, pattydc@expeditions.com, 212-261-9081